Exhibit 8.1
LIST OF SUBSIDIARIES

Company Name            Jurisdiction of Incorporation
Similarweb Inc.            Delaware
Similarweb UK Ltd.            United Kingdom
Similarweb Japan K.K.        Japan
Similarweb Australia Pty Ltd.        Australia
Similarweb Germany Gmbh        Germany
Similarweb France SAS        France
Similarweb SG Pte Ltd.        Singapore
Embee Mobile Inc.            Delaware